Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COUGAR HOLDINGS, INC.,

COUGAR MERGER SUB, INC.,

AND

CCC INFORMATION SERVICES GROUP INC.

Dated as of September 21, 2005

i

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 21, 2005, by and among COUGAR
HOLDINGS, INC., a Delaware corporation (“Buyer”), COUGAR MERGER SUB, INC., a Delaware corporation
(“Merger Sub”), and CCC INFORMATION SERVICES GROUP INC., a Delaware corporation (the “Company”).

INTRODUCTION

The respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement and (ii) approved this Agreement.

As a condition to and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Stockholders’ Agreement with Buyer and Merger Sub.

Certain capitalized terms have the meanings set forth in Section 9.1.

In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1    The Merger. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its legal existence under the DGCL.

SECTION 1.2     Effective Time; Closing Date. Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or on such other date, time and place as the Company and Buyer may mutually agree (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).

SECTION 1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

SECTION 1.4    Certificate of Incorporation; Bylaws.

(a)    The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety at the Effective Time to read in the form attached as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b)    The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended in their entirety at the Effective Time to contain the same provisions as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law and such by-laws.

SECTION 1.5    Board of Directors and Officers. The Board of Directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

SECTION 1.6    Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECTS OF THE MERGER; CONSIDERATION

SECTION 2.1    Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders, the Warrant Holders or the Option Holders:

(a)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(b)    Each Share that is owned by (i) the Company as treasury stock, (ii) Buyer, (iii) Merger Sub, (iv) any other wholly-owned Subsidiary of Buyer or (v) any wholly-owned Subsidiary of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)    Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $26.50 in cash, payable to the holder thereof, without interest (the “Common Stock Consideration”);

(d)    Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Series F Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal to the Liquidation Preference (as defined in the Company’s amended and restated certificate of incorporation, as amended through the date of this Agreement) plus any accrued and unpaid dividends, if any, through the Effective Time, payable to the holder thereof, without interest;

(e)    Each Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable (by way of a cashless exercise) into the right to receive a sum in cash equal to the Warrant Cancellation Payment, without interest. Upon surrender of such Warrants in accordance with this Agreement, such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(e) shall be net of all applicable withholding and excise taxes;

(f)    Each Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall fully vest and become exercisable (by way of a cashless exercise) into the right to receive a sum in cash equal to the Option Cancellation Payment, without interest. Upon surrender of such Options in accordance with this Agreement, such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(f) shall be net of all applicable withholding and excise taxes. As of the Effective Time, the Option Plan shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled;

(g)    Prior to the Effective Time, the Company shall terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) and on such date of termination the Company shall use participants’ contributions under the ESPP to purchase Common Stock and no further purchases will be made thereunder. In addition, the Company shall amend the ESPP to provide that all shares held in a deposit account under the ESPP shall be released from such restrictions on transfer as contained in the ESPP, effective as of the Effective Time, such that such shares shall have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as each share of Common Stock not subject to any restrictions as provided in this Section 2.1;

(h)    The restrictions on each share of Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as, each share of Common Stock not subject to any restrictions as provided in Section 2.1; and

(i)    After the Effective Time, all capital stock of the Company, and all Options and Warrants relating thereto, shall no longer be outstanding and shall automatically be canceled and retired, or converted in accordance with this Section 2.1, as the case may be, and each holder of a certificate representing any such Shares, Options or Warrants shall cease to have any rights with respect thereto, other than the right to receive the consideration provided herein, subject to Section 2.4.

SECTION 2.2    Exchange Procedures.

(a)    Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as agent for the holders of Shares and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Article II.

(b)    At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of record of Shares or Warrants entitled to receive consideration pursuant to Section 2.1 the form of the Letter of Transmittal. After the Effective Time, each holder of certificates or other instruments formerly evidencing Shares or Warrants (the “Certificates”), upon surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. The Surviving Corporation, the Paying Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or

Warrants, as the case may be, such amounts as the Surviving Corporation, the Paying Agent or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Buyer, as the case may be. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon.

(c)    In the event of a transfer of ownership of any Shares or Warrants, as the case may be, that is not registered in the transfer books of the Company, subject to any applicable deductions or withholdings as described in Section 2.2(b) above, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, if any Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact and an undertaking of indemnity by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the consideration deliverable in respect thereof pursuant to this Agreement.

(d)    At any time following the expiration of six (6) months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon. Any portion of such remaining cash unclaimed by holders of Shares or Warrants, as the case may be, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e)    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the Shares, Warrants or Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

(f)    At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Surviving Corporation shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder. The Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Option Holder such amounts as the Surviving Corporation or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law or with respect to the making of other payments hereunder in connection with other equity interests in the Company held by such Option Holder (provided that such amounts have not been previously deducted and withheld). To the extent that amounts are so withheld by the Surviving Corporation or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

SECTION 2.3    Payments at Closing. At the Closing, Buyer will make (or cause to be made) payment to (i) the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing Date, in an amount equal to the sum of (x) the aggregate Common Stock Consideration and (y) the aggregate Warrant Cancellation Payments, and (ii) the Surviving Corporation, by wire transfer of immediately available funds to the account or accounts designated by Company in writing no later than two Business Days prior to the Closing Date, in an amount equal to the aggregate Option Cancellation Payments, in each case to the extent payable as provided in Section 2.1.

SECTION 2.4    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1 (as adjusted, if applicable), without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.

(b)    The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The

Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed prior to the date hereof, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

SECTION 3.1    Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule” or the “Schedules”) lists the jurisdictions of incorporation and foreign qualifications of the Company and each of its Subsidiaries. The Company has made available to Buyer complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Buyer each such entity’s minute books and stock records. Section 3.1 of the Disclosure Schedule contains a true and correct list of the directors and officers of each of the Company and its Subsidiaries as of the date of this Agreement.

SECTION 3.2    Authority; Approvals.

(a)    The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the adoption of this Agreement by the Required Company Stockholders, and the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

(b)    The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable, (iii) resolved to approve this Agreement and (iv) resolved to recommend that the

Company’s stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c)    The affirmative vote of the holders of a majority in voting power of (i) outstanding shares of Common Stock, and (ii) outstanding shares of Series F Preferred Stock, voting together as a single class (the “Required Company Stockholders”), to adopt this Agreement are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

SECTION 3.3    Capitalization; Equity Interests.

(a)    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 100,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, (i) 16,677,109 shares of Common Stock and 100 shares of Series F Preferred Stock, respectively, were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 4,460,501 shares of Common Stock are held in the treasury of the Company and (iii) no shares of Common Stock are held by wholly-owned Subsidiaries of the Company.

(b)    Section 3.3(b) of the Disclosure Schedule sets forth a complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or own or hold any equity or other security interest in any other Person. Except as set forth in Section 3.3(b) of the Disclosure Schedule, all issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

(c)    Except for (i) issued and outstanding Common Stock and Series F Preferred Stock referenced in Section 3.3(a)(i) and 3.3(a)(ii), (ii) 1,459,017 shares of Common Stock reserved for issuance upon exercise of Options granted under the Option Plans, (iii) 1,689,764 shares of Common Stock reserved for issuance upon exercise of the Warrants, (iv) shares reserved for issuance pursuant to the ESPP, and (v) as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Common Stock and Series F Preferred Stock, or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except for the Options, Warrants, Restricted Stock and rights under the ESPP or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Except for the Options, Warrants, Restricted Stock and rights under the ESPP or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Person or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 3.3(c).

SECTION 3.4    Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming the Required Company Stockholders adopt this Agreement, conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 3.4 of the Disclosure Schedule, conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, (iii) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person’s properties or assets or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries, except where the occurrence of any of the foregoing described in clauses (ii), (iii) or (iv) above, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except for (1) the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or early termination of the applicable waiting period thereunder, (2) any filings as may be required under the DGCL or the Exchange Act in connection with the Merger and (3) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Section 3.4 of the Disclosure Schedule.

SECTION 3.5     Financial Information and SEC Reports; Undisclosed Liabilities.

(a)    The Company has previously made available to Buyer true and complete copies of all reports filed by the Company and its Subsidiaries with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (collectively, the “Company SEC Reports”). Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof, and each of the other related financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the results of operations, changes in financial position and cash flows of the Company and its consolidated Subsidiaries for the period or as of the date set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, the absence of notes and any other adjustments described therein. Each Company SEC Report, as of its date (as amended through the date of this Agreement), (i) complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)    Except as set forth in Section 3.5(b) of the Disclosure Schedule, as reflected in the consolidated balance sheet of the Company and its Subsidiaries at June 30, 2005, which balance sheet was filed with the SEC by the Company on July 29, 2005 in its Quarterly Report on Form 10-Q and made available to Buyer, or as reflected in the Company SEC Reports filed since June 30, 2005, the Company and its Subsidiaries do not have, and as a result of the transactions contemplated by this Agreement, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since June 30, 2005, (ii) which would not be required to be disclosed in an audited balance sheet (or disclosed in the notes thereto) that is prepared in accordance with GAAP, (iii) which are disclosed on any Schedule to this Agreement or (iv) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)    To the knowledge of the Company, no material weaknesses exist with respect to the Company’s internal control over financial reporting that would be required to be disclosed pursuant to Item 308(a)(3) of Regulation S-K of the SEC that have not been disclosed in the Company SEC Reports filed prior to the date hereof.

SECTION 3.6    Disclosure Documents.

(a)    The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b)    None of the information supplied by the Company for use in the Proxy Statement, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)    The representations and warranties contained in this Section 3.6 will not apply to failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to the Company by Buyer or Merger Sub specifically for use therein.

SECTION 3.7    Absence of Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since June 30, 2005, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been (i) any Company Material Adverse Effect or (ii) any action taken by the Company or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.8    Assets and Properties. Section 3.8 of the Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company or any of its Subsidiaries. Except as set forth in Section 3.8 of the Disclosure Schedule, each of the Company and its Subsidiaries has good fee simple title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all Encumbrances, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Such personal property and the structural elements of the owned and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.9    Other Agreements. Section 3.9 of the Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of each written contract (other than purchase orders in the ordinary course of business), agreement, commitment or lease of the Company and its Subsidiaries currently in effect which by its terms is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). True, correct and complete copies of all such documents have previously been made available to Buyer. All of such contracts, agreements, commitments and leases are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and all are enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such contracts, agreements, commitments and leases is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder and, to the knowledge of the Company, no condition exists that with notice or lapse of time would constitute a default thereunder, in each case which breach or default, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.10    Environmental Matters. Each of the Company and its Subsidiaries holds all licenses, permits and other governmental authorizations required under all applicable Environmental Laws, except for such licenses, permits and other governmental authorizations the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there are no conditions relating to the Company or any of its Subsidiaries or relating to any real property owned or leased by the Company or any of its Subsidiaries currently or during the last five years that in any such case would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law.

SECTION 3.11    Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened by or before any court or other Governmental Entity against the Company or any of its Subsidiaries which bring into question the validity of this Agreement or, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

SECTION 3.12    Compliance; Licenses and Permits.

(a)    Except as set forth in Section 3.12 of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses, except for failures to comply which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental licenses and permits that are necessary to conduct their respective businesses as presently being conducted, except for such licenses and permits the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.12 of the Disclosure Schedule and except for breaches, violations, revocations, limitations, non-renewals and failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) such licenses and permits are in full force and effect, (ii) no material violations are or have been recorded in respect of any thereof, (iii) no proceeding is pending or, to the knowledge of the Company, threatened in writing, to revoke or limit any thereof and (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.

SECTION 3.13    Intellectual Property.

(a)    Except as set forth in Section 3.13 of the Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries owns all right, title and interest in or has licensed or otherwise has a valid and enforceable right to use all Intellectual Property used in the operation of their businesses, free and clear of any Lien or other adverse claims or interests and such Intellectual Property owned by the Company is valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof (provided, however, no representation or warranty is made regarding the validity or enforceability of any Patent application).

(b)    Except as set forth in Section 3.13 of the Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no Intellectual Property presently owned, sold, licensed from or to third parties or used by the Company or any of its Subsidiaries, and no products, Software, processes, services or other technology or materials used, distributed, sold or offered by the Company or any of its Subsidiaries infringes upon, misappropriates or otherwise violates Intellectual Property owned by others.

(c)    Except as set forth in Section 3.13 of the Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened (whether written, oral or otherwise) claim, action or proceeding against the Company or any of its Subsidiaries contesting or questioning the validity or enforceability of any Intellectual Property or the right of the Company or any of its Subsidiaries to own, sell, license or use any Intellectual Property presently owned, sold, licensed or used by the Company or any of its Subsidiaries or asserting that any other person has any claim of legal or beneficial ownership with respect thereto.

(d)    Except as set forth in Section 3.13 of the Disclosure Schedule, or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property owned, sold, licensed or used by the Company or any of its Subsidiaries; (ii) the Company and its Subsidiaries have taken reasonable steps (based on standard industry practices) to protect and maintain the Company’s rights in and to such Intellectual Property; (iii) the Company and its Subsidiaries have paid all filing, examination, issuance, post registration, license, royalty and maintenance fees, annuities and the like associated with or required with respect to such Intellectual Property; (iv) neither the Company nor its Subsidiaries have disclosed, nor are under any obligation to disclose, to another person any Trade Secrets, except pursuant to an enforceable confidentiality and non-disclosure agreement, and, to the knowledge of the Company, no person has materially breached any such agreement; (v) except for source code escrow agreements that have not resulted in disclosure to the beneficiary of the escrow agreement, the source code owned by the Company and its Subsidiaries and the technical documentation associated therewith have not been licensed or otherwise provided to another person, have been safeguarded and protected as confidential and proprietary information of the Company; (vi) none of the Software developed by or for the Company or its Subsidiaries contains any Software that embodies, uses or is covered by Intellectual Property rights of another person, except for Software that was obtained by the Company or its Subsidiaries from another person who has expressly licensed the Company to utilize such Software in the manner it has been and is being utilized by the Company; (vii) the Intellectual Property rights presently licensed by the Company and its Subsidiaries shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company prior to the Closing; and (viii) all officers and key managers, as well as other current employees responsible for the development of Intellectual Property as part of their position at the Company, except the Company’s sales and marketing personnel, have entered into enforceable confidentiality, invention assignment and proprietary information agreements with the Company.

(e)    Except as set forth in Sections 3.11 and 3.13 of the Disclosure Schedule, to the knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.

(f)    As of the date hereof and except as set forth in Section 3.11 or Section 3.13 of the Disclosure Schedule, to the knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no pending written customer notification under the Company’s Pathways Services Agreement asserting that the Company is in breach of the Limited Warranty and Limitations on Liability clause in such agreement. The Company has taken all actions customary in the software industry to document the Software and its operations, such that the Software, including the source code and documentation, have been written in a professional manner so that it may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(g)    Section 3.13 sets forth an accurate and complete list of all registered Marks, Patents and all registered Copyrights, as well as all pending applications for registration of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries.

SECTION 3.14    Tax Matters. Except as set forth in Section 3.14 of the Disclosure Schedule:

(a)    Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by it and paid all Taxes shown to be due on such Tax Returns. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due.

(b)    The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(c)    None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no material Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings. To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than a member of the Company Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

(e)    None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

SECTION 3.15    Labor Relations; Employees

(a)    Except as set forth in Section 3.15(a) of the Disclosure Schedule, as of the date hereof, to the knowledge of the Company: (i) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency, (iii) there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting or threatened in writing against the Company, (iv) the Company is not a party to or bound by any collective bargaining or similar agreement and (v) there are no union organizing activities among the employees of the Company.

(b)    Section 3.15(b) of the Disclosure Schedule contains a list of each written pension, profit-sharing or other retirement, bonus, employment or termination agreement, deferred compensation, stock option, stock appreciation, stock purchase, performance share, bonus or other incentive, severance or termination pay, health, and group insurance plan, program or arrangement, as well any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Company and its Subsidiaries sponsor, maintain, or contribute to with respect to employees of the Company and its Subsidiaries, or with respect to which the Company or any Subsidiary has any liability (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as a “Plan”).

(c)    The Company has made available to Buyer or Buyer’s counsel a true and complete copy of each Plan, all amendments thereto, the most recent IRS determination letter (if any), and the most recent annual report (if any) required to be filed in connection with such Plan.

(d)    Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that remains in effect on the date hereof. To the knowledge of the Company, no event has occurred since such favorable determination letter was issued that is reasonably likely to jeopardize the tax-qualified status of such Plan.

(e)    Except as set forth in Section 3.15(e) of the Disclosure Schedule, all contributions due with respect to any Plan that is subject to Title I of ERISA have been made as required under ERISA and, as June 30, 2005, have been accrued on the Company Financials, in accordance with GAAP (except as indicated in the notes thereto). The reserves reflected in the Company Financials for the obligations of the Company under all Plans were determined in accordance with GAAP.

(f)    No Plan is subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA.

(g)    No Plan constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Company, neither the Company nor any of its

ERISA Affiliates has, in the past five years, contributed to or otherwise had any obligation or liability in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(h)    Neither the Company nor any of its ERISA Affiliates has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect with respect to any Plan. To the knowledge of the Company, no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect has occurred with respect to any Plan.

(i)    To the knowledge of the Company, each Plan has been operated substantially in accordance with its material terms and applicable Laws, and will continue to be so operated until the Effective Time.

(j)    Other than routine claims for benefits, to the knowledge of the Company, there are no actions, claims, lawsuits or arbitrations pending or threatened in writing with respect to any Plan.

(k)    Except as set forth in Section 3.15(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) result in any material payment becoming due to any employee of the Company, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of time of payment or vesting of any such benefits to any material extent.

(l)    Except as set forth in Section 3.15(l) of the Disclosure Schedule, no Plan provides welfare benefits after termination of employment except to the extent required by applicable law.

(m)    Except as set forth on Section 3.15(m) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

SECTION 3.16    Transactions with Related Parties. Except as set forth in Section 3.16 of the Disclosure Schedule, since January 1, 2005 and prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC

SECTION 3.17    Brokers. Except for Credit Suisse First Boston LLC, no agent, broker, investment banker, person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 3.18    Insurance. Section 3.18 of the Disclosure Schedule contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.19    Customers. Section 3.19 of the Disclosure Schedule lists the ten most significant customers (by revenue) of the Company and its Subsidiaries for the twelve month period ended June 30, 2005. As of the date hereof, neither the Company nor any Subsidiary has received any written notice and, to the knowledge of the Company, there is no reason to believe that any of the ten most significant customers (by revenue) of the Company or any Subsidiary has ceased, or will cease, to use the products or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of any such product or service.

SECTION 3.20    Takeover Statutes. To the Company’s knowledge, no state takeover statutes are applicable to the Merger or this Agreement, and the transactions contemplated hereby.

SECTION 3.21    Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston LLC that, as of the date hereof, the Common Stock Consideration to be received by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock other than Buyer and its affiliates, the Rollover Holder (as defined in such opinion) and White River Ventures, Inc., Capricorn Investors II, L.P. and their respective affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1    Organization; Power and Authority. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Buyer and Merger Sub has made available to the Company complete and correct copies of the constitutive documents of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay consummation of the Merger.

SECTION 4.2    Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate powers and have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub (other than the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

SECTION 4.3    Conflicts; Consents. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of Buyer or Merger Sub, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound or (iii) violate any Laws applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (B) any filings as may be required under the DGCL in connection with the Merger and (C) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.4    Disclosure Documents.

(a)    Any Other Filing, and any amendments or supplements thereto, that Buyer is responsible for filing at (A) the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b)    None of the information supplied by Buyer or Merger Sub for use in the Proxy Statement, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Buyer or Merger Sub for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)    The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to Buyer or Merger Sub by the Company specifically for use therein.

SECTION 4.5    Brokers. Except for Wachovia Bank, National Association, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., no agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

SECTION 4.6    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Buyer or Merger Sub, threatened by or before any court or other Governmental Entity against Buyer or Merger Sub which bring into question the validity of this Agreement or, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay consummation of the Merger. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby.

SECTION 4.7    Funds; Solvency.

(a)    Buyer and Merger Sub will have available at the Effective Time all funds necessary to consummate the transactions contemplated hereby and to perform their obligations hereunder (including all payments to be made pursuant to Section 2.3).

(b)    An affiliate of Buyer has received and accepted and agreed to commitment letters, each dated September 21, 2005 (the “Commitment Letters”) from the parties thereto relating to the commitment of such parties, subject to the terms and conditions stated therein, to provide a portion of the financing in connection with the Merger as specifically set forth in such Commitment Letters. True and complete copies of the Commitment Letters have been provided to the Company. The Commitment Letters are valid, binding and in full force and effect.

(c)    Immediately following the Effective Time, and after giving effect to any change in the Surviving Corporation’s assets and liabilities as a result of the Merger and transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Corporation, means that, immediately following the Effective Time, (i)(A) the fair value of the assets of the Surviving Corporation shall exceed the amount of all liabilities, contingent or otherwise, of the Surviving Corporation, (B) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) the Surviving Corporation will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Corporation will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent,” (A) “Debt” means liability on a “Claim;” and (B) “Claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

SECTION 4.8    Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Buyer. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.9    Vote Required. No vote of the holders of any class or series of capital stock or other equity interests of Buyer is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

SECTION 4.10    Management Arrangements. As of the date hereof, none of Buyer, Merger Sub nor any of their Affiliates has entered into any contract, agreement, arrangement or understanding with any of the directors, officers or Affiliates of the Company that would become effective upon consummation of the Merger and has not been disclosed to the Company.

ARTICLE V

CERTAIN COVENANTS

SECTION 5.1    Conduct of Business.

(a)    From the date of this Agreement until the Closing, except as set forth on Section 5.1 of the Disclosure Schedule, as permitted or required by this Agreement, as required by applicable Law or as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), the Company shall operate its business only in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to:

(i)    preserve intact the present organization of the Company and its Subsidiaries;

(ii)    keep available the services of the present officers and employees of the Company;

(iii)    preserve the Company’s goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

(iv)    continue all current sales, marketing and other promotional policies, programs and activities;

(v)    maintain the assets of the Company and its Subsidiaries in good repair, order and condition; and

(vi)    maintain the Company’s insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be.

(b)    Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Schedule, as permitted or required by this Agreement or as required by applicable Law, the Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), directly or indirectly:

(i)    cause or knowingly permit any event or change which would reasonably be expected to have a Company Material Adverse Effect;

(ii)    incur any material indebtedness for borrowed money other than borrowing under the Company’s existing credit facility in the ordinary course of business;

(iii)    amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(iv)    declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries;

(v)    issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the exercise of Warrants or Options outstanding on the date hereof or pursuant to the ESPP);

(vi)    sell, assign, pledge, encumber, transfer or otherwise dispose of any material asset of the Company or any of its Subsidiaries outside of the ordinary course of business (excluding in all events sales of assets no longer useful in the operation of the business or sales of assets pursuant to existing contracts or commitments);

(vii)    create any Encumbrance on any property of the Company or any of its Subsidiaries, except for (A) Encumbrances created in the ordinary course of business consistent with past practice and (B) Encumbrances that do not materially impair the value or use of any of the Company’s or its Subsidiaries assets;

(viii)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets, other than acquisitions of assets in the ordinary course of business and any other acquisitions for consideration that is individually not in excess of $5,000,000, or in the aggregate, not in excess of $10,000,000 for the Company and its Subsidiaries, taken as a whole;

(ix)    incur any material capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with the Company’s capital expenditure plans;

(x)    except in each case for regular annual increases or promotions in the ordinary course of business (A) increase the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment) or (B) increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $150,000;

(xi)    change the independent public accountants of the Company and its Subsidiaries or, except as required by GAAP or applicable Law, materially change the accounting methods or accounting practices followed by the Company;

(xii)    make any material Tax election, incur any material liability for Taxes other than in the ordinary course of business or file any amended Tax Return (other than a Tax Return filed in connection with or required by the resolution of any Tax audit or proceeding);

(xiii)    except in the ordinary course of business consistent with past practice, (A) enter into, amend, modify or consent to the termination of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement with the ten most significant customers (by revenue) listed on Section 3.19 of the Disclosure Schedule or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights with respect to any such “material contract” or customer agreement or (B) enter into any agreement with a third party pursuant to which the Company or any of its Subsidiaries would provide services to such third party if it is reasonably likely that the revenue to be generated by such agreement would have required that such agreement be listed on Section 3.19 of the Disclosure Schedule had such agreement existed as of the date of this Agreement;

(xiv)    commence or settle any material action, suit, proceeding, claim or dispute pending or threatened by or before any court or other Governmental Entity; or

(xv)    take or agree in writing or otherwise take any of the actions described in (i) through (xiv) above or any other action which would reasonably be expected to prevent the satisfaction of any condition to closing set forth in Article VI.

SECTION 5.2    Access and Information; Confidentiality.

(a)    Subject to the terms of the Confidentiality Agreement, from the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VII, the Company shall allow Buyer and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company as Buyer deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and the properties, books, records and commitments of the Company. The Company shall furnish Buyer and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. All access and investigation pursuant to this Section 5.2 shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries.

(b)    The parties hereto will hold any non-public information regarding the parties, their subsidiaries and their respective businesses in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties hereto shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

SECTION 5.3    Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company

Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, each of the Company and Buyer shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Buyer will use all commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of the Company and Buyer shall furnish all information concerning it and, in the case of the Company, the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as practicable, the Company shall mail the Proxy Statement to its stockholders. Subject to Section 5.5 hereof, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”).

(b)    Subject to Section 5.5 hereof and other than pursuant to Rule 14a-12 of the Exchange Act with respect to public announcements made in compliance with Section 5.7 of this Agreement, no amendment or supplement to the Proxy Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Buyer without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Buyer each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(c)    Buyer shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Buyer, any of its Subsidiaries or Merger Sub, or any of their respective officers or directors, has been discovered by Buyer and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing. The Company shall promptly inform Buyer if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or any of their respective officers or directors, has been discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.

SECTION 5.4    Company Stockholders’ Meeting; Consent of Buyer as Sole Stockholder of Merger Sub.

(a)    The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement, and the Company shall use its commercially reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date hereof.

(b)    Notwithstanding anything to the contrary in the preceding paragraph, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.5, the Company may adjourn or postpone the Company Stockholders’ Meeting in response to an Acquisition Proposal if the Company Board determines, after consultation with its outside legal counsel and financial advisors, that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal and that the failure to do so would be inconsistent with its fiduciary obligations under applicable Law. The Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before the Company Stockholders’ Meeting is held.

(c)    Within one (1) Business Day after the date hereof, Buyer, as sole stockholder of Merger Sub, shall prepare, execute and deliver to Merger Sub a written consent to adopt this Agreement, a copy of which shall be provided to the Company. Buyer will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

SECTION 5.5    Acquisition Proposals. (a) From the date of this Agreement to the Effective Time, the Company agrees that it shall not, and shall not authorize any of its Subsidiaries or its or their respective directors, officers, employees, counsel, advisors, agents or other representatives to, directly or indirectly, take any action to (i) solicit, initiate or facilitate any Acquisition Proposal, (ii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (iii) withdraw or modify the Company Recommendation in a manner adverse to Buyer, (iv) other than the Merger, approve or recommend any Acquisition Proposal, or (v) enter into any agreement or letter of intent with respect to any Acquisition Proposal; provided, however, that, at any time prior to obtaining the adoption of this Agreement by the Required Company Stockholders, the Company shall be permitted to:

(A)    take, and disclose to the Company’s stockholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act (provided that the Company Board shall not recommend that the stockholders of the Company tender their shares of capital stock in the Company in connection with such tender or exchange offer unless the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such tender or exchange offer is a Superior Proposal);

(B)    effect a change in the Company Recommendation or enter into an agreement with respect to such Acquisition Proposal if the Company has received an Acquisition Proposal from a third party and the Company Board, after consultation with its outside legal counsel and financial advisors, determines that such Acquisition Proposal constitutes a Superior Proposal;

(C)    effect a change in the Company Recommendation if the Company Board determines, after consultation with its outside legal counsel, that it is necessary to do so to comply with its fiduciary obligations under applicable Law; or

(D)    participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an Acquisition Proposal by any such person, if the Company Board determines, after consultation with its outside legal counsel and financial advisors, that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal; provided, that the Company Board determines, after consultation with its outside legal counsel and prior to taking such action, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law; and provided further that the Company shall, prior to participating in such discussions or providing such information, notify Buyer in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal.

(b)    The Company shall, and shall cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any person that may be ongoing with respect to any Acquisition Proposal.

SECTION 5.6    Reasonable Efforts; Further Assurances.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Section 5.6(b) hereof, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of any of them, including, without limitation, making the requisite filings pursuant to the HSR Act. Without limiting the generality of the foregoing, and subject to Section 5.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b)    In furtherance and not in limitation of the foregoing, each of the parties hereto will use all commercially reasonable efforts to (i) make or cause to be made the applications or filings required to be made by Buyer or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, and to pay any fees due of it in connection with such applications or filings, within ten Business Days after the date hereof, and (ii) comply as expeditiously as practicable with any request under or with respect to the HSR Act for additional information, documents or other materials received from the Federal Trade Commission or the Department of Justice in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement. In the event Buyer or its Affiliates enters into an agreement to purchase a competitor of the Company, and such pending transaction results in an objection to the Merger by the Federal Trade Commission or the Department of Justice, (A) the Buyer shall cooperate in good faith with all Governmental Entities and undertake promptly any and all actions required to resolve such objection and lawfully complete the Merger, including proffering and consenting to any and all governmental orders or requirements (including but not limited to court orders) to divest, hold separate or otherwise take or commit to any action with respect to any assets or lines of business of Buyer or any if its Subsidiaries or of the Company or any of its Subsidiaries, provided that in the latter case, any such action may be conditioned upon the consummation of the Merger contemplated in this Agreement, and (B) the entry by any Governmental Entity in any legal proceeding or a governmental order or a court order requiring any of the assets or lines of business of Buyer or any of its Subsidiaries to be divested, held separate, or otherwise be legally or commercially limited thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed to be constitute or result in a breach of any representation or warranties in this Agreement or a failure of any closing condition to be satisfied. Except as described in the immediately preceding sentence, Buyer shall be under no obligation whatsoever to take any action requested by any Governmental Entity in order to consummate the Merger or other transactions contemplated by this Agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a Governmental Entity may request.

(c)    Subject to Section 5.6(b), in case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

(d)    The Company shall, to the extent Buyer may reasonably request in connection with any third-party financing Buyer and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement and to refinance the existing indebtedness of the Company, use its commercially reasonable efforts to, and shall cause the Subsidiaries and its and their respective officers, employees and advisors to use their respective commercially reasonable efforts to: (i) cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents, (ii) make senior management of the Company reasonably available for meetings, due diligence sessions and customary “roadshow” presentations, (iii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, (iv) enter into customary agreements with underwriters, initial purchasers or placement agents, (v) enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents, including, without limitation, documents relating to the release of liens in connection with the Company’s existing indebtedness, and (vi) provide reasonable assistance with respect to obtaining a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Buyer. Notwithstanding the forgoing, nothing in this Agreement shall require the Company Board to take any action to approve any third party financing provided in connection with the Merger.

SECTION 5.7    Public Announcements. The parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 5.8    Indemnification of Directors and Officers.

(a)    For not less than six years from and after the Effective Time, Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s amended and restated certificate of incorporation, as amended, second amended and restated bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder to the extent provided in the certificate of incorporation and by-laws of the Surviving Corporation, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b)    The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons then are currently set forth in the Company’s amended and restated certificate of incorporation, as amended, and second amended and restated by-laws. Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(c)    For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $462,500 in the aggregate) but, in such case, shall purchase as much coverage as is reasonably practical for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained (whether purchased by Buyer or the Company, provided that in no event shall the Company expend more than $1.1 million in the aggregate to obtain such policies) prior to or as of the Effective Time for purposes of this Section 5.8(c), which policies provide such directors and officers with coverage no less favorable than the Company’s existing policy for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)    The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 apply and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.8). In the event Buyer or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

SECTION 5.9    Expenses. Except for expenses arising out of the filing of a premerger notification and report form under the HSR Act with respect to the Merger (which such expenses shall be shared equally by Buyer and the Company) and as otherwise provided in Section 7.2(b), each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.

SECTION 5.10    Continuity of Employees and Employee Benefits.

(a)    For a period of one (1) year following the Closing, Buyer and the Surviving Corporation shall provide employees of the Surviving Corporation who were employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) with annual rates of base salary or hourly wages, as applicable, annual incentive opportunities and coverage and benefits pursuant to employee benefit plans, programs, policies and arrangements that are, in the aggregate, not materially less favorable than the compensation and benefits provided to Company Employees under the Plans immediately prior to the Effective Time. Where applicable, each Company Employee shall receive full credit for service with the Company and its ERISA Affiliates (including predecessor companies) for purposes of determining eligibility to participate, vesting and accrual under each employee benefit plan, program, policy or arrangement to be provided by Buyer or the Surviving Corporation to such Company Employees to the same extent such service was recognized under the applicable Plan immediately prior to the Closing, except where such crediting would result in duplicate benefits; provided, however, that no such credit need be given with respect to new equity incentive programs established by Buyer or the Surviving Corporation after the Closing.

(b)    From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Buyer will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any Company Employee including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof and disclosed to Buyer. Buyer acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements.

(c)    From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Buyer will cause the Company, the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to the Company Employees all benefits and compensation pursuant to any Plans, programs or arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.10).

(d)    Nothing in this Agreement shall require the continued employment of any person, and, except as expressly set forth in this Section 5.10, no provision of this Agreement shall prevent Buyer or Surviving Corporation from amending or terminating any Plan.

(e)    Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Stock (including derivative securities with respect to Company Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 5.11    Supplemental Information. Prior to Closing, the Company will inform Buyer and Merger Sub promptly upon becoming aware of any facts, matters or circumstances arising after the date hereof which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or that would otherwise cause any condition to the obligations of Buyer or Merger to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.

SECTION 5.12    Tax Matters.

(a)    Buyer shall be liable for all Transfer Taxes arising from the transactions contemplated by this Agreement. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to tax. The parties will cooperate with each other in timely making all filings, returns and forms as may be required in connection with the payment of any Transfer Taxes.

(b)    The Company shall deliver to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897-(c)(1) of the Code.

(c)    During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:

(i)    prepare, in the ordinary course (except as otherwise required by Law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”);

(ii)    fully and timely pay all Taxes shown due and payable in respect of such Post-Signing Returns that are so filed and provide Buyer with copies of such Post-Signing Returns as soon as practicable after filing; and

(iii)    promptly notify the Buyer of any material federal, state, local or foreign income or franchise and any other material suit, claim, contest, investigation, administrative or judicial proceeding or audit initiated against or with respect to the Buyer or any of its Subsidiaries in respect of any Tax matter (other than those set forth on the Disclosure Schedules) (collectively, “Contests”), and not to settle or compromise any such Contests without the Buyer’s consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1    Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)    Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

(b)    No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.6 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

(c)    HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

SECTION 6.2    Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)    Representations and Warranties; Performance of Obligations. Each of the Company’s representations and warranties contained in Article III (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing

Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, the Company’s representations contained in Section 3.3(a)(i) and the first sentence of Section 3.3(c) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; provided that any inaccuracy in the number of shares of capital stock outstanding or underlying the Options and Warrants that does not exceed 20,000 shares shall not be deemed to be a breach of the representations set forth in Section 3.3(a)(i) or the first sentence of Section 3.3(c). The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date; provided, however, that in the event of any failure to perform or comply with Section 5.1, the condition in this Section 6.2(a) shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.1 would not reasonably be expected to have a Company Material Adverse Effect. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in this Section 6.2(a) have been satisfied.

(b)    Company Material Adverse Effect. Since June 30, 2005, no Company Material Adverse Effect shall have occurred and be continuing and no event, change or effect shall have occurred and be continuing that would reasonably be expected to have a Company Material Adverse Effect.

(c)    Director Resignations. The Company shall have delivered to Buyer a resignation from each member of the Board of Directors of the Company or comparable body for each Subsidiary of the Company, which shall be effective as of immediately after the Effective Time, unless specified by Buyer no later than five Business Days prior to Closing.

SECTION 6.3    Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)    Performance of Obligations; Representations and Warranties. Each of Buyer’s and Merger Sub’s representations and warranties contained in Article IV of this Agreement (without giving effect to any “material”, “materiality” or “Buyer Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect; provided, however, that notwithstanding the foregoing, Buyer’s and Merger Sub’s representations contained in Section 4.7(a) and Section 4.7(c) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

(b)    Closing Payments. Buyer shall have made (or caused to have been made) the payments required pursuant to Section 2.3.

ARTICLE VII

TERMINATION

SECTION 7.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Buyer.

(b)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company if any order, decree, ruling or other non-appealable final action has been issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

(c)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company if the Merger shall not have been consummated prior to December 31, 2005; provided, that in the event that the SEC’s review process (including, without limitation, the provision of oral comments or the issuance of written comment letters and the response thereto) of the Proxy Statement and Other Filings related thereto has not been completed by a date that would allow the Company to call and hold the Company Stockholders’ Meeting (taking into account proxy solicitation periods required by applicable law and the rules and regulations of Nasdaq and that the time between the date the Company mails the Proxy Statement to its stockholders and the date of the Company Stockholders’ Meeting shall be at least thirty-five (35) days), either party shall have the right to extend such date (by no more than 45 days from such date) by delivering written notice specifying such extension period to the other party (with such extension taking effect as of December 31, 2005); provided further that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(d)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company if the adoption of this Agreement by the Required Company Stockholders shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote;

(e)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of Buyer if (i) the Company Board shall have withdrawn or adversely modified the Company Recommendation, or (ii) the Company Board shall have recommended to the Company’s stockholders that they approve an Acquisition Proposal other than the Merger;

(f)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company, subject to compliance with Section 5.5(a)(B), or by action of the Buyer, if the Company Board determines to accept a Superior Proposal (with such termination becoming effective upon the Company entering into a binding written agreement with respect to such Superior Proposal);

(g)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company, if the Company is not in material breach of its obligations under this Agreement and there is a breach by Buyer or Merger Sub of any representation, warranty, covenant or other agreement of them contained in this Agreement and such breach has not been cured within thirty (30) days after written notice thereof to Buyer, or such breach cannot be cured, and, in each case, such breach would cause a condition set forth in Section 6.3(a) to be incapable of being satisfied.

(h)    This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of Buyer, if Buyer is not in material breach of its obligations under the Agreement and there is a breach by the Company of any representation, warranty, covenant or other agreement of the Company or contained in this Agreement, and such breach has not been cured within thirty (30) days after written notice thereof to the Company, or such breach cannot be cured, and, in each case, such breach would cause a condition set forth in Section 6.2(a) to be incapable of being satisfied.

SECTION 7.2    Effect of Termination and Abandonment.

(a)    Limitation on Liability. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Section 7.2 and other than Sections 5.2(b) [Confidentiality], 5.7 [Public Announcements], 5.9 [Expenses], and Articles VII and IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement; provided, further, that Buyer shall not be relieved of any liability or damages resulting from termination of this Agreement by the Company as a result of a material breach of Section 4.7 [Funds]. If this Agreement is terminated and the

Merger is abandoned pursuant to this Article VII, all confidential information received by Buyer or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(b)    Expense Reimbursement and Termination Fee.

(i)    In the event that this Agreement is terminated by Buyer pursuant to Section 7.1(e)(i) (with respect to the withdrawal or adverse modification of the Company Recommendation pursuant to Section 5.5(a)(C)), then the Company shall pay Buyer within three (3) Business Days after such termination an amount equal to (x) all reasonable and documented out-of-pocket expenses incurred by Buyer and its Affiliates (including all reasonable fees and expenses of counsel, financing sources, accountants, experts and consultants) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”) plus (y) a termination fee in the amount of $14,868,000.

(ii)    In the event that this Agreement is terminated by Buyer pursuant to Section 7.1(e)(i) (with respect to the withdrawal or adverse modification of the Company Recommendation pursuant to Section 5.5(a)(B)) or Section 7.1(e)(ii) or by Buyer or the Company pursuant to Section 7.1(f), then the Company shall pay Buyer within three (3) Business Days after such termination an amount equal to (x) all Transaction Expenses up to a maximum of $4,000,000 plus (y) a termination fee in the amount of $9,912,000.

(iii)    All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1    Entire Agreement. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

SECTION 8.2    Assignment and Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to assign this Agreement to any Affiliate of Buyer (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 8.3    Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Buyer, Merger Sub or the Surviving Corporation:

Cougar Holdings, Inc.

c/o Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile: (212) 351-5260

Attention: E. Michael Greaney

If to the Company:

CCC Information Services Group Inc.

World Trade Center Chicago

444 Merchandise Mart

Chicago, IL 60654

Facsimile: (312) 527-5888

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Facsimile: 312-993-9767

Attention: Michael Levin

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

SECTION 8.4    Amendment and Modification; Waiver.

(a)    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time;

provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law or in accordance with the rules of the Nasdaq, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b)    At any time prior to the Effective Time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Nasdaq, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 8.5    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

(b)    EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE.

SECTION 8.6    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 8.7    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect.

Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

SECTION 8.8    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.9    Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.10    Non-Survival of Representations and Warranties. Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 8.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger.

SECTION 8.11    Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION PURSUANT TO ARTICLE VII, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

SECTION 8.12    Disclosure Schedule. The representations and warranties contained in Article III are qualified by reference to the Disclosure Schedule attached hereto. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule to the person to which such disclosure is being made. The parties hereto agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company under this Agreement and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedule.

ARTICLE IX

DEFINED TERMS; INTERPRETATION

SECTION 9.1    Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:

(a)    “Acquisition Proposal” means any bona fide offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) the capital stock or other equity interests representing 20% or more of the voting power of the Company or any of its Subsidiaries or (d) transaction in which, if consummated, any person or group would acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of any class of the outstanding voting capital stock of the Company or any of its Subsidiaries or (e) any combination of the foregoing (other than the Merger).

(b)    “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(c)    “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

(d)    “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

(e)    “Buyer Material Adverse Effect” means any event, change or effect that has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which Buyer operates which do not materially and disproportionately affect Buyer,

(ii) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby, (iii) changes or effects which are or result from changes in applicable Laws after the date hereof, or (iv) changes or effects which are or result from changes in GAAP after the date hereof.

(f)    “Confidentiality Agreement” means the letter agreement, dated as of July 5, 2005 between the Company and Investcorp International Inc., as amended from time to time.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)    “Common Stock” means the common stock of the Company, par value $0.10 per share.

(i)    “Company Financials” means the consolidated balance sheets of the Company and its Subsidiaries at December 31, 2004 and June 30, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the periods then ended.

(j)    “Company Group” shall mean the affiliated group of corporations filing a consolidated federal income Tax Return of which the Company is the common parent entity.

(k)    “Company Material Adverse Effect” means any event, change or effect that has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates that do not materially and disproportionately affect the Company, (ii) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby, (iii) changes or effects which are or result from changes in applicable Laws after the date hereof, or (iv) changes or effects which are or result from changes in GAAP after the date hereof.

(l)    “Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

(m)    “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(n)    “Environmental Laws” means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

(o)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(p)    “ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.

(q)    “GAAP” means United States generally accepted accounting principles.

(r)    “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(s)    “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(t)    “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures (“Patents”), (ii) trademarks, service marks, trade dress, trade names (registered and unregistered), corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing (“Marks”), (iii) copyrights and copyrightable works, (iv) registrations and applications (including intent to use applications) for any of the foregoing (“Copyrights”), (v) trade secrets, confidential information, know-how, discoveries, methods, processes, technical data, research and development information, technology and inventions, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (“Trade Secrets”) (vi) computer software (including, without limitation, source code, executable code, data, databases and related documentation) (“Software”) and (vii) all other intellectual property.

(u)    “knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge of any of the individuals listed in Section 9.1(u) of the Disclosure Schedule.

(v)    “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

(w)    “Letter of Transmittal” means (i) the letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery by a Stockholder or a Warrant Holder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

(x)    “Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claims or interests of third parties of any kind.

(y)    “Nasdaq” means the Nasdaq National Market.

(z)    “Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Option.

(aa)    “Option Holder” means a Person holding Options.

(bb)    “Option Plan” means the Company’s 2000 Stock Incentive Plan (2004 Restatement) and the Company’s 1997 Employee Stock Option Plan.

(cc)    “Options” means the issued and outstanding options to purchase shares of Common Stock, issued pursuant to the Option Plan.

(dd)    “Other Filings” means all filings made by, or required to be made by, the Company, Buyer or Merger Sub with the SEC other than the Proxy Statement.

(ee)    “Paying Agent” means a financial institution selected by Buyer, which is reasonably acceptable to the Company, and which has been appointed to act as agent for the holders of Shares and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

(ff)    “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity.

(gg)    “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. § 9601(22).

(hh)    “Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.

(ii)    “Restricted Stock” means each share of Common Stock granted under the Option Plan or otherwise that is subject to vesting or other ownership or transfer restrictions (other than transfer restrictions pursuant to federal or state securities laws).

(jj)    “Securities Act” means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(kk)    “Series F Preferred Stock” means the Company’s Series F Preferred Stock, par value $1.00 per share.

(ll)    “Shares” means (i) the Series F Preferred Stock and (ii) the Common Stock.

(mm)    “Stockholder” means any holder of record of Shares immediately prior to the Effective Time.

(nn)    “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the date hereof, among Buyer and certain stockholders of the Company that are signatories thereto.

(oo)    “Subsidiary” of any Person means another Person under the Control of such Person.

(pp)    “Superior Proposal” means an Acquisition Proposal made by a third party which, in the good faith judgment of the Company Board (after receipt of the advice of its financial advisors and outside legal counsel), would if consummated result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and is reasonably capable of being consummated on the terms proposed.

(qq)    “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Entity.

(rr)    “Tax Return” means any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

(ss)    “Warrant Cancellation Payment” means, with respect to each Warrant, the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Warrant.

(tt)    “Warrant Holder” means a Person holding Warrants.

(uu)    “Warrants” means the issued and outstanding warrants to purchase shares of Common Stock.

SECTION 9.2    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Buyer”	Preamble

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)

“Claim”	Section 4.7(c)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Commitment Letters”	Section 4.7(b)

“Common Stock Consideration”	Section 2.1(c)

“Company”	Preamble

“Company Board”	Section 3.2(b)

“Company Employee”	Section 5.10(a)

“Company Recommendation”	Section 5.3(a)

“Company SEC Reports”	Section 3.5(a)

“Company Stockholders’ Meeting”	Section 5.4(a)

“Contests”	Section 5.12(c)(iii)

“Covered Persons”	Section 5.8(a)

“D&O Insurance”	Section 5.8(c)

“Debt”	Section 4.7(c)

“DGCL”	Introduction

“Disclosure Schedule”	Section 3.1

“Dissenting Shares”	Section 2.4(a)

“Effective Time”	Section 1.2

“ESPP”	Section 2.1(g)

“Exchange Act”	Section 3.5(a)

“HSR Act”	Section 3.4

“Merger”	Introduction

“Merger Sub”	Preamble

“Plan”	Section 3.15(b)

“Post-Signing Returns”	Section 5.12(c)(i)

“Present Salable Value”	Section 4.7(c)

“Proxy Statement”	Section 5.3(a)

“Required Company Stockholders”	Section 3.2(c)

“Schedules”	Section 3.1

“SEC”	Section 3.5(a)

“Solvent”	Section 4.7(c)

“Surviving Corporation”	Section 1.1

“Transaction Expenses”	Section 7.2(b)(i)

“Transfer Taxes”	Section 5.12(a)

SECTION 9.3    Interpretation.

(a)    The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b)    For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$” or “dollars” shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

COUGAR HOLDINGS, INC.

By:	/s/ W. Chris McCollum
Name: Title:

COUGAR MERGER SUB, INC.

By:	/s/ W. Chris McCollum
Name: Title:

CCC INFORMATION SERVICES GROUP INC.

By:	/s/ Githesh Ramamurthy
Name: Title:

LIMITED GUARANTY

CCC Information Services Group Inc.

World Trade Center Chicago

444 Merchandise Mart

Chicago, Illinois 60654

Attention:

The undersigned, INVESTCORP BANK B.S.C. (“Investcorp”), hereby absolutely and unconditionally guarantees that the entity (the “Buyer”) created to acquire all of the outstanding capital stock of CCC Information Services Group Inc. (the “Company”) as contemplated by the Agreement and Plan of Merger, dated as of September 21, 2005 (the “Agreement”), by and among Buyer, Cougar Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and the Company, will have sufficient funds to consummate the acquisition contemplated by the Agreement, and that Buyer and Merger Sub will fully perform all of their respective obligations under the Agreement; provided, however, that this guarantee shall terminate immediately following the consummation of the acquisition contemplated by the Agreement. The undersigned hereby represents and warrants to the Company that (i) Investcorp has full corporate power and authority to execute and deliver this agreement and perform its obligations hereunder, (ii) Investcorp has taken all actions necessary to authorize the execution, delivery and performance of this agreement by it, (iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its charter, by-laws or other governing organizational documents and (iv) this agreement is the legal, valid and binding obligation of Investcorp, enforceable against Investcorp in accordance with its terms. Investcorp consents to the modification, amendment, compromise, renewal or release of any term of the Agreement by the parties thereto in accordance with the terms of the Agreement without notice to Investcorp. This agreement is governed by New York law. Investcorp consents to the jurisdiction of the Federal and State Courts of New York and appoints National Registered Agents, Inc. (“NRAI”) as its agent for service of process with the address for receipt of process by NRAI being 875 Avenue of the Americas, Suite 501, New York, NY 10001.

INVESTCORP BANK B.S.C.

By:	/s/ Rishi Kapoor
Name: Rishi Kapoor Title: Chief Financial Officer